Exhibit 5.1

[LETTERHEAD OF SMITH, GAMBRELL & RUSSELL, LLP]

June 25, 2003

Board of Directors

Transcend Services, Inc.

945 East Paces Ferry Road, N.E.

Suite 1475

Atlanta, Georgia 30326

RE:	Transcend Services, Inc.
Registration Statement on Form S-3
2,903,422 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Transcend Services, Inc. (the “Registrant”), and are familiar with the preparation and filing of the Registrant’s Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about June 25, 2003, pursuant to which the Registrant is registering the resale by certain of its shareholders of 2,903,422 shares of its common stock (the “Registration Statement”).

We have examined, and are familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to the issuance of common stock covered by the Registration Statement which we deem relevant and which form the basis of the opinion hereinafter set forth.

We are of the opinion that the 2,903,422 shares of the Registrant’s common stock covered by the Registration Statement to be sold by the selling shareholders referenced therein have been duly authorized and validly issued by the Registrant, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

/s/    Terry F. Schwartz

Terry F. Schwartz